Exhibit 10.17
9/10/2024
Mike Rich
richcda@gmail.com
Dear Mike:

On behalf of Zscaler, Inc. (the “Company”), I am pleased to offer you employment with the Company in the position of CRO & President of Global Sales. You will work as an employee based in our San Jose HQ, and you will report to Jay Chaudhry. This Employment Agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company. Your employment with the Company is on a full-time basis, and as a result, you agree to devote all your business time and energies to your duties for the Company.
Base Salary. As a full-time exempt employee, your starting annual base salary will be $450,000 USD, subject to applicable withholding and paid in accordance with the Company’s regular semi-monthly payroll process. You will not be eligible to receive any overtime pay. Any adjustments to your base salary rate will be determined by the Company in its sole discretion based upon your performance, the Company’s performance, and other relevant criteria.
Annual Bonus. You will be eligible to participate in the Company’s annual discretionary bonus program, pursuant to which your annualized target bonus is 100% of base salary ($450,000) based upon the Company’s performance and your individual performance. The decision to award you an annual bonus, as well as the actual amount of any such bonus, will be determined by the Company in its sole discretion. Your participation will be prorated and effective on the first day of the following month after the date of hire. In order to earn an annual bonus, you must be employed by the Company in good standing and not under notice of termination for any reason on the bonus payment date (subject to local laws). Any bonuses earned by you will be subject to applicable tax withholding.
Sign-On Bonus. The Company will provide you with a one-time start on bonus of $550,000 USD (subject to applicable tax withholdings) within 30 days of your employment. You agree to reimburse the Company the entire amount if you resign before completion of your first year.
Employee Benefits. You will be eligible to participate in the Company’s paid time off, group health insurance, and other benefit plans subject to the terms of those plans. A copy of the Company’s current Benefits Summary is available for your review.
Equity Grant. In addition, upon commencement of your employment and approval from the Zscaler Board of Directors, or an authorized committee thereof, you will receive a grant of restricted stock units (RSUs), performance stock units (PSUs) and Stock Options (SOs). The terms of your equity grants are included in your equity letter.
Termination of Employment and Compensation/Benefits Changes. Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis.

Termination in Connection with a Change of Control. Upon approval from the Zscaler Board of Directors, you will be permitted to participate in the Company’s Change of Control and Severance Policy (“COC Policy”) under which you will be eligible to receive certain severance payments and benefits in the event of your Qualifying Termination (as defined in the COC Policy). The benefits of the COC Policy will be substantially similar to those currently in effect for the Company’s other executive officers, but will also include an extension of the period of time in which you have to exercise your vested options to purchase Company common stock subject to the Option until the date that is twelve (12) months following your termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted. Upon being designated participant in the COC Policy, you will be asked to sign a participation agreement that sets forth your rights under the COC Policy.
Termination Unrelated to a Change in Control. In the event the Company terminates your employment hereunder without Cause (as defined in the COC Policy) or you resign for Good Reason (as defined in the COC Policy) prior to any Change in Control (as defined in the COC Policy) , then you shall be entitled to a severance payment equivalent to six (6) months of your base salary at the time of the cessation of your employment (“Severance Payment''), less withholdings and contingent upon your execution of a signing and not revoking a release of claims in a form substantially similar to release attached hereto as Exhibit B to the COC Policy, subject to such changes as required by law. Such release of claims must become effective and irrevocable no later than the sixtieth (60th) day following your actual termination date. The Severance Payment shall be payable in equal installments in accordance with Company’s normal payroll practices, commencing on the first regular pay date of the Company that occurs after the executed Severance and Release Agreement becomes legally effective; provided, however, the first payment shall include the cumulative amount of payments that would have been paid to you during the period of time between the cessation of your employment and the date such payments commence had such payments commenced immediately following the cessation of your employment. This Severance Payment is in addition to any obligations Company may have as to provision of COBRA coverage, payment of all benefits and compensation earned prior to the termination of your employment, and equity grants pursuant to your equity letter and Company’s Equity Incentive Plan. In the event of a Qualifying Termination (as defined in the COC Policy), no severance payments will be made under the terms of this paragraph.
Conditions of Employment. As a condition of your employment, you agree to execute the Company’s standard form of Confidentiality Agreement at the start of your employment. You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, the Confidentiality Agreement.
This offer of employment is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company. Such background/reference checks may not be completed until after your employment start date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.
Complete Agreement/Modification. This Employment Agreement, along with any other agreements described herein, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Agreement. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
Mike, we are excited about the prospect of having you join the Company and look forward to welcoming you as a colleague soon!
Sincerely,
Zscaler, Inc.

/s/ Jay Chaudhry
Jay Chaudhry Chairman and CEO

I hereby agree to and accept employment with Zscaler, Inc. on the terms and conditions set forth in this Employment Agreement.

/s/ Mike Rich	November 2, 2023
Mike Rich	Dated

Anticipated Start Date: 11/1/2023
20 HOLGEAY, SAN JOSE, CA 95134 USA | WWW.ZSCALER.COM
of their respective owners.

9/10/2024
Mike Rich
richcda@gmail.com
Dear Mike:
On behalf of Zscaler, Inc. (the “Company”), we are pleased to inform you of the following:
Subject to the approval of the Zscaler Board of Directors (or an authorized committee thereof) and following your commencement of employment, you will be granted restricted stock units (RSUs), performance stock units (PSUs), and options to purchase Zscaler common stock under our 2018 equity Incentive Plan (the “Plan”).
RSU and PSU Grant
RSU/PSU Equity Grants: $29,000,000 USD (the “Value”)
New Hire RSU Grant
$18,200,000 of the Value (the “New Hire RSU”) will be scheduled to vest over approximately a four‐year period: Six and one quarter percent (6.25%) of the New Hire RSU will vest on each Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following your Hire Date, and six and one‐quarter percent (6.25%) of the New Hire RSU will vest on each Quarterly Vesting Date thereafter.

Special RSU Grant
$3,000,000 of the Value (the “Special RSU”) will be scheduled to vest over approximately a two‐year period: Eighteen and three-quarter percent (18.75%) of the Special RSU will vest on each Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following your Hire Date for the first year and six- and one-quarter percent (6.25%) of the Special RSU will vest on each Quarterly Vesting Date thereafter.

New Hire PSU Grants
$7,800,000 of the Value will be in the form of PSUs which will be subject to performance criteria with twenty five percent (25.00%) of the Value of PSU Grant achievable for each individual criteria. To the extent each individual performance criteria is achieved, earned PSUs will vest on the first Quarterly Vesting Date following the quarter in which the respective performance criteria is achieved, subject to you continuing to be employed by the Company through such Quarterly Vesting Date.
The number of RSUs and target PSUs will be determined by dividing the applicable portion of the Value by the average of the closing price of the Zscaler’s common stock on the Nasdaq Global Select Market for each of the trading days in the month in which your employment commences (the date your employment commences is referred to as your “Hire Date”), rounded up to the nearest whole share.
Option Grant
The Company will grant you a stock option to purchase 50,000 shares of the Company’s Common Stock (the “Option”). The Option will be subject to the terms and conditions of the Plan and your Stock Option Agreement entered into under the Plan, including vesting requirements. Subject to your continued employment with the Company, 25% of the shares subject to the Option shall vest on the one‐year anniversary of your Hire Date, and 1/48th of the shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all shares have vested.
On any particular vesting date, RSUs, PSUs, or Options will vest only if you have remained in continuous service with the Company through that date. The grants will be subject to the terms of the Plan and your equity award agreements, which you will receive and be required to execute following the approval of your grants. Following one year of employment, you will be eligible to be considered for additional annual equity refresh grants.

I hereby agree to and accept employment with Zscaler, Inc. on the terms and conditions set forth in this Employment Agreement.

/s/ Mike Rich	November 2, 2023
Mike Rich	Dated